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Exhibit 99.26

STATE OF NEW YORK)
) ss
COUNTY OF NEW YORK)

CERTIFICATION

This is to certify that the attached translation is, to the best of my knowledge and belief, a true and accurate translation from Spanish into English of the attached Statement of Jorge Vega-Penichet López, dated December 12, 2006.

Sara Rosner, Project Manager
Geotext Translations, Inc.

Sworn to and subscribed before me

this 15th day of January 2007.

Robert A. Adler Jr.
Notary Public, State of New York
No.01AD6097048
Qualified in Kings County
Commission Expires August 18, 2007

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TO THE SECURITIES MARKET COMMISSION

I, Jorge Vega-Penichet López, of legal age and Spanish nationality, with address for the purpose of serving notices at Avenida de Europa 18, Parque Empresarial La Moraleja, 28108 Alcobendas, Madrid, and DNI number 2195235T, appear before this Commission on behalf of “Acciona, S.A.,” with Tax Identification Code number A08001851, in my capacity as Secretary, and as may be best fitting in law,

STATE

I. I have been served with the request for information issued by the General Directorate of Markets and Investments on 8 January 2007, granting Acciona 10 days to send to this Commission all the information or comments it deems fit in relation to the complaint filed by E.ON Zwölfte Verwaltungs GMBH (hereinafter, E.ON). In order to facilitate its identification, said request is attached as Document number 1.

II. By means of this brief, I am hereby complying with said request, in the form of the following

PLEADINGS

1. Preliminary observations

1.1. Unlike E.ON, ACCIONA, S.A. has always submitted, and in particular in this matter, to the control of the Securities Market Commision [Comisión Nacional del Mercado de Valores] which has the undoubted jurisdiction to deal with these kinds of issues. E.ON, on the contrary, has been hindering, by every possible means and in foreign courts, the right of Acciona, in a free market, to invest in Endesa.

It must be borne in mind that E.ON has filed a complaint in the Southern District Court of New York against Acciona that is based on equal or similar factual-legal grounds and with similar demands as the ones used here, in clear contempt for the jurisdiction and capacity of the Spanish Regulator of the Securities Market.

Now E.ON, when it looks like its actions in the U.S. will not achieve the desired outcome, is resorting to the CNMV [Securities Market Commission] with the intolerable intention of getting the Spanish Regulator to prevent the normal development of a free market transaction of which it has been aware from the start and that has been granted the authorizations required by Spanish law. Such an unfounded and inconsistent maneuver can only be understood to be the result of E.ON’s desperation in the face of the failure of its policy to harass, search for and destroy Acciona’s investment in Endesa, which is transparent, legitimate and merits the protection of the CNMV.

1.2. Article 85 of Law 24/1988 of July 28 in respect of the Securities Market (LMV), as a specific expression of the administrative faculty to obtain confidential or prior information, empowers the Securities Market Commission to carry out activities of investigation and confirmation related to the matters of its competence. The official letter sent to Acciona on January 8, outgoing record 2007000689, is related to said precept. Therefore its purpose is to simply confirm different assertions that E.ON made in a written complaint, dated January 2, in which it accuses Acciona of conduct that, if true, could give rise to a sanctioning procedure being initiated. By its very nature, its only object is to obtain that information that is indispensable for reaching a decision about whether or not to initiate a sanctioning procedure.

It does not appear to be necessary, however, for the Securities Market Commission to make an intensive investigation into the contents of that complaint before dismissing it because of its absolute lack of grounds. The written complaint filed by E.ON does not even count as such, since it does not give facts that would demand verification—the core of any complaint; it just contains an unfortunate collection of purely biased speculations and assertions.

A superficial reading of its contents is enough to see that the statements contained therein are not only untrue and imprecise, but are also weak arguments with no evidence whatsoever to support them. This leads us to think that maybe said complaint is just part of a strategy we can only guess at. But, what is indeed clear is that it is immediately and directly aimed at interfering with and hindering the freedom of Acciona to pursue its business activities. Therefore, Acciona expressly reserves the right to take any administrative or judicial legal actions against E.ON to which it may be entitled.

Anyone that has a complaint filed against them such as this complaint made by E.ON that is solely a consequence of the capriciousness of the claimant and, as such, totally groundless, is only obliged to say one thing: The accusation in the complaint is not true.

The mere rejection of a complaint should be sufficient when the complaint is clearly malicious. However, because of the consideration owing to this Securities Market Commission, and in order to facilitate it in the fulfillment of its duties, we will make our pleadings with a view to highlighting the inconsistency of the complaint and, in consequence, the reason why it should be dismissed.

2. The alleged collusion with Gas Natural

Acciona is firstly accused, according to the First Fact of the complaint, of having allegedly acted in collusion with Gas Natural. It is not at all clear what that collusion consisted of as the claimant only gives its purpose: to bring about the failure of E.ON’s takeover bid (cf. paragraph 19 of the complaint) in violation of the provisions of article 1 of Royal Decree 1197/1991, July 26, on takeover bids (hereinafter, the “Takeover Bids RD”).

It is important to note that the claimant does not try to explain anything whatsoever and does not even clearly assert that such an collusion exists: paragraph 19 of its complaint only states that “it appears that one of the contending parties in the procedure of competing Takeover Bids (Gas Natural) has acted in concert with a third party (Acciona) to bring about the failure of the Takeover Bid of the other contender [E.ON].”

This is because it is patently false that Acciona has acted in concert with Gas Natural in any way. Acciona has, at all times, confined itself to developing the business strategy it considered appropriate, without entering into any collusion of any nature, be it express, implicit, verbal or written, with said entity. To assert otherwise on the basis of arguments such as those used by E.ON implies a consciously reckless manner of acting. This is something of which said entity is perfectly aware while it hopes to justify its assertion by means of circumstantial evidence that, whether examined separately or as a whole, is not in any way whatsoever material.

2.1. Neither is it material in any way, obviously, that “one of the main advisers of Gas Natural in the Takeover Bid of Endesa, the Lazard investment bank, is currently advising Acciona”.

It is obvious that said fact is merely a sign of legal and economical normality. The same company advising several companies is to be found throughout the corporate world and in the different fields in which such consulting services might be provided. The companies

Share—or, more accurately, use the same—attorneys, auditors, investment banks and, in general professionals of each and every area of the economy. In fact, this is something that is expressly acknowledged in our legal texts that, in order to avoid harming the companies receiving advice, confine themselves, in certain fields, to determining precise measures to avoid conflicts of interest (as in the case, for example, of insider information).

The assertion that Acciona and Gas Natural are acting in concert because they have both been advised by Lazard—one of the most prestigious investment banks with countless clients, sometimes with similar interests and at other times with conflicting interests, all over the world—is simply amazing.

Were we to apply the same outlandish syllogism, we could conclude that the claimant E.ON itself has concerted with ENDESA (given that Citibank, JP Morgan and Deutsche Bank are financial advisers to Endesa and financiers of E.ON’s takeover bid) to block and derail Gas Natural’s takeover bid and put constraints on Acciona’s right to freedom of enterprise and to enter into agreements (see point 5 below).

In this respect, we are aware of the pressure that E.ON has brought to bear on a significant number of national or international Banks, urging them not to take part in our Syndicated Credit, if they were interested in entering into or continuing to do business with E.ON. This behavior, which should be utterly rejected from a legal and ethical standpoint, upon which we reserve the right to take any actions permitted in law, has resulted in severe losses in our negotiations with said entities although, eventually, as we have already notified this Commission in the corresponding Material Fact, we have successfully concluded the refinancing of this operation.

We could take this point to a further extreme and such collusion could be argued as existing between E.ON and Gas Natural: Freshfields advised Gas Natural on the launching of its Takeover Bid and it is also the regular legal adviser of E.ON in Germany—in the most diverse conspiracies.

We could undoubtedly enclose countless articles of all kinds from the press pointing to every type of conspiracy, but the respect we owe to this Spanish Securities Market Commission and a modicum of corporate and professional decency oblige us to refrain from such an exercise.

Finally, it is also worth noting that in the specific case of the consultancy on the Endesa shares, this was provided with the most precise care, both from a material and formal point of view. Despite the fact that said consultancy is just one more event in the long professional relationship that, of old, Acciona and Lazard have maintained (it must be said that Acciona is an old client of this investment bank), Gas Natural, as it has expressly and publicly acknowledged, granted it its letter of release, prior to hiring said company.

2.2. The second main item of evidence used by E.ON also shows a shocking level of inconsistency. In this case, the evidence consists of a comprehensive press file that, according to the plaintiff, contains some statements made by officers of Acciona.

The lack of substance of the argument is evidenced by the fact that the plaintiff does not even indicate which statements by which officers in what context prove that Acciona and Gas Natural are allegedly acting in concert. It only refers en masse to something as imprecise as a collection of journalistic information in which, as is common, it is difficult to draw a clear distinction between facts and opinion. Moreover, in respect of the facts, it is difficult to identify which ones were directly checked by the journalist and those that only reflect the opinions or declarations of third parties. Furthermore, the contents of said journalistic information cannot in any way bring any suspicion to bear on Acciona’s behavior. On the contrary, it reflects an uncontestable fact: Acciona, with all due respect for the law, has developed and will develop its business activities as it deems fit; exercising its right to freedom of enterprise with no restrictions other than the strict rule of the law.

2.3. E.ON, has willfully omitted any reference to the fact that in the complaint it filed against Acciona in the Southern District Court of New York, to which we referred in point 1.1 above, both the Documentary and Testimonial1 evidence against Acciona, S.A., was subjected to a thorough examination without any evidence being accredited that could prove the existence of said collusion, since, if there had been any, E.ON clearly would have included it with this complaint.

2.4. But not only does none of the alleged circumstantial evidence filed by E.ON stand up to examination, neither does a global evaluation of that circumstantial evidence make it possible to reach the judgment by inference made by the accusing party.

For the presumptions to apply, in accordance with the provisions of article 386 of the Law of Civil Procedure [Ley de Enjuiciamiento Civil], there must be a precise and direct link, according to the rules of human criteria, between a certain fact, duly accredited and proven,

_______________________________________ [1] From the signatory of these pleadings.

and the fact that is to be presumed.2 In administrative sanctioning law, this link must be especially strong to give raise to a sanction. The presumption shall be only admitted when the administrative infringement constitutes the only explanation for the accredited circumstantial evidence (Resolution of the Contentious Administrative Courtroom of the Spanish Federal Court [Audiencia Nacional] dated April 12, 2002 – JUR 2003/59443). Therefore, it does not seem to require much argument to reject any alleged direct and precise link between the facts alleged by the claimant—alleged and not even proven—and the conclusion that the claimant has reached. It does not seem that even the most extravagant legal imagination could assert that: (i) the fact that two companies have, as thousand of others in our economical system, separately, turned to one of the most prestigious investment banks in the world for advise within its area of expertise; and (ii) the fact that officers of Acciona declared something that is perfectly evident: that Acciona is free to perform its business activities as it sees fit, in strict compliance with the law; are facts that show nothing less than the collusion between Acciona and Gas Natural in order to achieve the failure of the takeover bid launched by E.ON.

Consequently, there is not even the slightest direct or circumstantial evidence to back up the assertions made by E.ON in its complaint in respect of the collusion between the aforementioned companies. And this is so for the simple reason that said collusion does not exist.

The only possible outcome of this complaint, therefore, is its dismissal.

3. The alleged collusion with individuals or corporations with a stake in Endesa’s share capital for the purpose of bringing about the failure of E.ON’s takeover bid.

E.ON charges Acciona, secondly, with another serious misconduct. It asserts that Acciona has sought to collude with third parties in order to illegally obtain control of Endesa. The illegality of this conduct3 would consist, in the opinion of E.ON, in the fact that by this means, Acciona is attempting to avoid its obligation to formulate a takeover bid or, possibly, it would have been trying to formulate a covert takeover bid (see arts. 1 and 2.1 of the Takeover Bid RD).

As it is known, the above-mentioned regulations have essentially an accessory purpose. Their purpose is to prevent any illegal practice performed with the sole purpose of avoiding

_______________________________________

[2] The possibility and legality of the use of the presumptive proof in the field of sanctions has been endorsed by the Constitutional Court, among others, in the STC 133/1995 of September 25.
[3] In particular, it charges Acciona with two very serious infringements of the securities market regulation:
violation of dispositions i) and ñ) of the article 99 LMV [Securities Market Law].

the formulation of a takeover bid when said formulation is required. To this end, it is provided that, in the event of collusion—materialized either in an express or tacit agreement—between certain specific parties for the simultaneous acquisition of shares and the consequent acquisition of control—by the specific means stated in the Takeover Bid RD—of a company, a takeover bid must, of necessity, be formulated. The relevant issue, in those circumstances, is the existence of a prior agreement to that end, such that it is possible to appreciate a unity of object and end purpose.

In this respect, the falseness of the accusation, also in this matter, must be emphasized. We must assert in no uncertain terms that Acciona has neither expressly nor tacitly agreed with any Spanish or foreign individual or corporation whatsoever to the concerted acquisition of Endesa’s shares in order to avoid compliance with the regulations on takeover bids.

Furthermore, we must emphasize the hollowness of the arguments put forward by the claimant, since it only asserts that there was a concerted action, without specifying which parties were involved.

Its complaint (page 4) refers to a extremely broad cast of characters: Mr. Manuel Jové, “Electricidade de Portugal,” “Blackstone” fund, “Caja Madrid” and/or its chairman, Mr. Blesa and Mr. Luis Portillo. E.ON does not explain if the collusion is with one, with several or with all of them, alternately, cumulatively or one after the other. Thus, quite amazingly, it asserts that there was an agreement to collude, without taking the trouble to explain who was involved.

But the problem is not only one of subjective imprecision. The objective imprecision is of more significance: even if we took everything it asserts to be true, it is not possible to infer from said assertions that there was an agreement or collusion that is forbidden by the Takeover Bid RD.

The complaint is characterized by the absence of arguments and evidence in respect of the combination of requirements demanded by articles 1.5 and 1.6 of the Takeover Bid Royal Decree, which are essential reading in a complaint of these characteristics.

But it is not just that E.ON has not properly argued the supposed collusion. It is quite simply that there is no such collusion and, therefore, it is not possible to deduce it from the press file given in evidence. In respect thereof, the considerations expressed in the above section also apply thereto.

Here too, the weakness of the arguments comes to the surface if we take into account the imprecision of the objective, subjective and contextual elements of each of the press releases. Therefore, also in this instance, the contents of the journalistic information do not in any way permit them even to be considered as circumstantial evidence. If we observe them with a minimum of objectivity, it can be seen that they confine themselves to showing that, always within the bounds of the law, Acciona and other big corporations, separately, carry out their business activities as they deem fit.

So once again we have to note that the assertion of a direct and precise link, according to the rules of human criteria, between those declarations and a collusion that is forbidden under the terms of the Takeover Bid Royal Decree, is an absurdity that should be supressed in limine by the dismissal of the complaint.

In fact, in this section, as in the previous ones, we have shown that there is no circumstance whatsoever that could justify the initiation of a sanctioning procedure against Acciona (cf. article 12 of the Royal Decree 1398/1993 of August 4, Regulation of the Exercise of the Sanctioning Faculty (RDEPS))

The contents of the complaint are entirely the work of the imagination of E.ON, which only makes incontrovertibly false assertions without giving the slightest proof for such assertions. Its dismissal is therefore inevitable.

4. Regarding the precautionary measures requested

It is surprising that the complainant has not asked for “measures of a preventative nature that the CNMV should adopt in order to protect the public interest” (cf. page 13 of the complaint) as precautionary measures, but rather “quite apart from the appropriate sanctioning procedure,” in the context of its “informal activity.”

The reason for this means of proceeding is easily apparent: E.ON is perfectly aware that its complaint is groundless and should be dismissed. So it is aware that the sanctioning procedure will not proceed nor, therefore, will provisional measures under the terms of article 15 RDEPS be adopted. Its complaint is aimed at obtaining some result, at least in the media. So it is trying to use an indirect path: to disguise what are real precautionary measures as “informal administrative activity.”

This is a vain attempt. Quite apart from external appearances, said mode of administrative action is characterized by the fact that it does not affect the rights and duties of the complainant. It does not establish any type of ex novo obligation or legal consequence in respect thereof. On the contrary, it is an action that has no legal effects and, as such, can not be considered in its essence to be an administrative act. Thus, for it to be a really informal activity it would not only have to be a non-formalized activity from an adjectival perspective, it would have to be so substantively as well. It cannot, therefore, trespass on the field of administrative acts in a strict sense, directly and immediately affecting the rights of the parties being administered.

Now then, this circumstance means that the measures asked for in respect of Acciona cannot be considered as conditions of informal activity. It is evident that a communication addressed to a series of companies requesting that they stop committing an activity that, if true (which it is not), would constitute a serious administrative infringement and that a public disclosure with similar contents affects the rights of its addressees, so they do not constitute conditions of informal activity but are real precautionary measures under the terms of article 15.1, last subparagraph of RDEPS, that, considering their true nature, can only be adopted within the context and with the guarantee of a sanctioning procedure.

Strictly speaking, without any further explanation being necessary, that is how the National Securities Market Commission has understood this: in the official letter addressed to Acciona it refers specifically to “precautionary or provisional measures.” Inasmuch as it is is appropriate to dismiss the complaint in limine, without opening any sanctioning procedure against Acciona, it is evident that there is no need to adopt precautionary measures that, considering their accessory nature, cannot exist if the procedure is dismissed. On the other hand, it cannot be forgotten that administrative sanctioning law is governed by a strict system of “numerus clausus” regarding precautionary measures, specially if they are instigated before the beginning of the file (under the terms of art. 15.3 RDEPS and art. 72.2 Law 30/92), without any of the measures requested fitting into the applicable regulations.

5. Final Consideration

Throughout this brief, many references have been made to the legitimate right of Acciona to exercise its freedom of enterprise. It is important to remember that this is a constitutional right under article 38 of the Spanish Constitution.

In the face of E.ON’s behavior, which constitutes an attack against said right, Acciona wants to to put on record its irrevocable will to exercise such right, within the bounds of the law, as it sees fit.

Therefore, in the context of the current laws, it will design and develop the business strategies that best suit the legitimate management of its own interests and will not tolerate any interference or coercion from individuals, companies or groups of companies.

Likewise, also in the legitimate exercise of the constitutional right of freedom of enterprise, Acciona expressly reserves the right, directly derived from the Corporation Law [Ley de Sociedades Anónimas] and unrelated to what is regulated by LMV, to hold talks with any Endesa shareholder regarding the best management of the company.

And, with identical constitutional support, the faculty to act in the future—if the circumstances make it advisable—in concert with other individuals or companies under the terms of the Takeover Bid RD and with complete respect for the contents of such text.

To the extent that E.ON’s complaint specifically does not seem to have any other aim than to interfere with these goals, we expressly request the protection of the National Securities Market Commission through the immediate dismissal of said complaint.

In light of the foregoing,

I REQUEST

That this brief be considered as submitted together with the documents accompanying it, that the requirement in the official letter of January 8 be deemed fulfilled and that E.ON’s complaint be dismissed.

Madrid, December 12, 2006

 /s/ Jorge Vega-Penichet